Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-191274, 333-194937, 333-202790, 333-210187 and 333-210188 on Form S-8 and Registration Statement No. 333-211261 on Form S-3 of our report dated March 14, 2016, relating to the consolidated financial statements of Rocket Fuel Inc. and subsidiaries for each of the two years in the period ended December 31, 2015, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

San Jose, California

March 16, 2017